Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract is hereby endorsed to add the following provision to the section Surrender Value under DEPOSIT, RESERVE, AND SURRENDER VALUE PROVISIONS:

         On the tenth anniversary of the Effective Date of this Contract, the surrender fee shall reduce to 0%.

Endorsed and made a part of this Contract effective September 1, 1984.



                              /s/ William O. Bailey
                                    President